EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

Contact
Gary Berger
847-391-9400

ISCO INTERNATIONAL, INC. REPORTS SALE OF CLARITY COMMUNICATION SYSTEMS INC.

ELK GROVE VILLAGE, Ill., December 8, 2008 - ISCO International, Inc. (AMEX: ISO) today announced the sale of all of the common stock of its wholly-owned subsidiary, Clarity Communication Systems Inc, to TAA Group Inc. Clarity's operations and assets constituted the software segment of ISCO International's business. The purchase price consists of: (i) cash payments totaling $325,000; (ii) a deferred payment of $175,000 to be made by TAA on or after March 5, 2009; and (iii) a percentage of future revenues of Clarity in an amount up to $5,000,000. ISCO International may elect to take equity in TAA or one of its affiliates in lieu of the $175,000 payment. As a result of this transaction, ISCO International's management expects to be able to focus its efforts and resources on the success of the hardware business.

About ISCO International, Inc.

ISCO International (www.iscointl.com) is a wireless telecommunications solutions provider and global supplier of radio frequency management and "spectrum conditioning" solutions for wireless carriers. ISCO International's solutions include adaptive interference management and radio frequency spectrum conditioning for all wireless technologies.

Forward-looking statements

Except for historical information contained in this news release, the matters discussed are forward-looking statements that involve risks and uncertainties. Words such as "anticipate," "believe," "estimate," "expect," "intend," and similar expressions identify forward-looking statements. These statements reflect management's current beliefs and are based on information currently available. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, which could cause ISCO International's actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These factors include, among others, the following: market acceptance of the technology; the spending patterns of wireless network operators; the need and ability to obtain additional financing and/or refinance existing debt; the lack of assurance that its earnings will be sufficient to cover fixed charges in the future; uncertainty about the ability to compete effectively against competitors and to withstand downturns in business or the economy; the timing and receipt of customer orders; the ability to attract and retain key personnel; the ability to protect intellectual property; the risks of foreign operations and the risks of legal proceedings. A more complete description of these risks, uncertainties and assumptions is included in ISCO International's filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. ISCO International does not undertake any obligation to update such forward-looking statements.